Filed Pursuant to Rule 424(b)(2)

Registration No. 333-253385

Supplement dated January 4, 2022

to Pricing Supplement dated October 7, 2021

Equity Index Underlying Supplement dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Prospectus dated February 23, 2021

HSBC USA Inc.

Buffered Accelerated Market Participation SecuritiesTM (“Buffered AMPS”)

Linked to the Russell 2000® Index due October 3, 2025

CUSIP: 40439JPY5

(the “securities”)

This document (the “supplement”) supplements the offering documents referenced above, including in connection with any secondary market transactions in the securities by HSBC Securities (USA) Inc. and its affiliates. Certain terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated October 7, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2021 (the “Final Pricing Supplement”), with respect to the Underlying, its Initial Level was defined as the arithmetic average of its Official Closing Levels on each scheduled Trading Day from and including October 6, 2021 to and including January 4, 2022, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The arithmetic average of the Official Closing Levels on each scheduled Trading Day from and including October 6, 2021 to and including January 4, 2022 with respect to the Underlying was 2,277.52.

Therefore, the Initial Level for the securities is 2,277.52.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of the Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated October 7, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921125086/tm2129169d24_424b2.htm

•	Equity Index Underlying Supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

•	Prospectus supplement dated February 23, 2021: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

•	Prospectus dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

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